MFx ACCESS AGREEMENT

     THIS AGREEMENT is made and entered into as of this 20th day of December, 2001, by and between Fort Pitt Capital Funds, a Delaware business trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

     WHEREAS, the Trust desires access to one or more computer systems listed on Exhibit A hereto (as amended or supplemented from time to time) that are provided and maintained by USBFS (each a "System", collectively the "Systems"); and

     WHEREAS, USBFS agrees to allow the Trust access to one or more of the Systems based on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Duties and Responsibilities of USBFS

     USBFS shall:

     A. Provide access to each System during the regular business hours of USBFS or such other time periods as the Trust requires in its sole discretion.
     B.   Supply necessary software to access the Systems.
     C. Provide training and connectivity support as the Trust requires in its sole discretion. D. Maintain all Systems and provide data security for the Trust's access.

2.   Duties and Responsibilities of the Trust

     The Trust shall:

     A. Provide and maintain, at its own expense, one or more personal computers for accessing the Systems that will accommodate and be compatible with the software provided by USBFS.
     B. Follow any and all procedures necessary to access each of the Systems as may be set forth in any user guide or instruction manual provided and which may be amended or supplemented from time to time.
     C. Provide for the security of all codes and system access mechanisms relating to each of the Systems and implement such security procedures and/or devices to ensure the integrity of the Systems being accessed.

3.   System Maintenance

     The Trust understands that USBFS will have to perform periodic maintenance to the hardware and software of the Systems being accessed, which may cause temporary service interruptions. USBFS shall notify the Trust of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

4.   Compensation

     USBFS shall be compensated for providing the services and access to the Systems set forth in this Agreement will respect to the services identified by the Trust in accordance with the fee schedule set forth on Exhibit A hereto (as amended or supplemented from time to time). The Trust shall pay all fees within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall, in good faith, notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts set forth in such invoice. The Trust shall pay such disputed amounts within ten (10) calendar days after the parties agree upon the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the expiration of said 30 days from the Trust's receipt of the invoice until fully paid.

5.   Confidentiality

     The Trust acknowledges on behalf of itself and its trustees, officers, agents and employees that the Systems it accesses along with the various procedures constitute confidential information of USBFS. All such knowledge and information concerning USBFS and the Systems, including but not limited to codes and storage access information, which the Trust and its trustees, officers, agents, or employees may acquire in connection with this Agreement, shall be held as confidential and may be used by the Trust only as is necessary to access information from the various Systems covered by this Agreement. The Trust shall take the appropriate actions to protect the confidentiality of such knowledge and information.

     The Trust acknowledges that all programs, software, manuals, and other written information provided pursuant to this Agreement shall remain at all times the exclusive property of USBFS.

     USBFS acknowledges that in the course of fulfilling its duties hereunder, it may come into possession of personal financial information, and in accordance with Section 248.11 of Regulation S-P (17 CFR 248.1-248.30), USBFS will not directly or indirectly through an affiliate, disclose any non-public personal information, as defined in Reg. S-P, received from the Trust regarding confidential information, to any person that is not affiliated with the Trust or with USBFS and, provided that, any such information disclosed to an affiliate of USBFS shall be under the same limitations on non-disclosure.

6.   Indemnification; Limitation of Liability

     The duties and responsibilities of USBFS under this Agreement are limited to those described herein. USBFS shall not be liable for any loss or damages resulting from fraudulent, unauthorized, or otherwise improper use of any identification or security code or systems access mechanisms assigned by USBFS in connection with access to any of the Systems set forth on Exhibit A.

     In the event of a mechanical breakdown, failure of communication, or power supplies reasonably beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

     The Trust understands that certain services made available through USBFS's Systems are provided through the use of the equipment, software, and other related services pursuant to certain contracts among various vendors and USBFS. The Trust agrees to release and hold harmless USBFS against all loss, liability, claims, actions, or damages which may arise from or by reason of the Trust's use of such software or services provided by these various vendors to USBFS, except as provided below. The Trust further agrees to indemnify USBFS from any and all liability in connection with the performance of its duties under this Agreement unless caused by USBFS's intentional disregard or willful misconduct.

     In no event and under no circumstances shall either party under this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

     USBFS agrees to indemnify and hold harmless the Trust and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements) arising directly or indirectly from any claim by a third party against the Trust with respect to infringement of any patent or copyright of any goods, services or programs supplied or used by USBFS (the "USBFS Materials") in connection with the provision of services to the Trust hereunder. The foregoing indemnification obligation shall not apply to any claim based on or arising from (i) goods, services or programs not owned, developed or provided by USBFS, (ii) the combination by the Trust of the USBFS Materials with any other goods, services or programs not owned or developed by or on behalf of USBFS, or (iii) the failure of the Trust to use the USBFS Materials as authorized or for their intended purpose.

     USBFS agrees to indemnify and hold harmless the Trust and its affiliates and to defend them and hold them harmless, of and from all and all manner of Losses and threatened Losses arising from, in connection with, or based on allegations of: (i) failure of USBFS to observe or perform any duty or obligation under any third party software license agreement or third party service contract; (ii) any claim(s) of infringement of any patent, copyright, trade secret, or other proprietary right of any third party alleged to have occurred because of systems, software or other resources provided by USBFS to the Trust; (iii) any claim by a third party of violation of a duty of confidentiality or other similar duty in respect of information in the possession of USBFS which information was provided to the Trust; (iv) any claims arising out of or related to occurrences which USBFS is to insure against pursuant to this Agreement or applicable law;
     (v) any claim of unlawful harassment or discrimination resulting from an action of USBFS or its employees, agents or representatives; or (vi) any claim or action arising out of or relating to any illness, other injury or death of a person, or damage to property, attributable to the negligence or misconduct of USBFS or its employees, agents or representatives. Losses shall mean all losses, liabilities, damages, claims and all costs and expenses relating to the same (including specifically and without limitation reasonable attorney's fees, disbursements, and costs of investigation, litigation, settlement, judgment, interest and penalties, if any).

7.   Warranties

     The Trust acknowledges that it is responsible for determining the suitability and accuracy of the information provided through its access to the Systems. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SYSTEMS' SUITABILITY AND ACCURACY. However, USBFS will assist the Trust in verifying the accuracy of any of the information available to the Trust through any of the Systems accessed and covered by this Agreement.

     USBFS warrants that it has full legal right and authority, under, among others, U.S. copyright and patent laws to use and to give to the Trust to use all codes, system access mechanisms, programs, manuals and other written information pertaining to the Systems.

8.   Term of Agreement; Amendment

     This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years. Subsequent to the initial three-year term, this Agreement may be terminated, without the payment of any penalty, by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. In the event of such termination, the Trust shall immediately end its access to the Systems and return allcodes, system access mechanisms, programs, manuals and other written documentation provided to the Trust by USBFS to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium.

     Notwithstanding the above, this Agreement may be amended by mutual written consent of the parties.

9.   Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but all of which counterparts shall together constitute but one and the same instrument.

10.  Governing law

     This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order thereunder.

11.  Assignment

     This Agreement, and any right or obligation thereunder, may not be assigned by either party without the prior written consent of the other party.

12.  Notices

     Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

     Notice to USBFS shall be sent to:

     U.S. Bancorp Fund Services, LLC
     615 East Michigan Street
     Milwaukee, WI 53202

     and notice to the Trust shall be sent to:

     Fort Pitt Capital Funds
     Foster Plaza Eleven
     790 Holiday Drive
     Pittsburgh, PA  15220

     with a copy to:

     Metz Lewis, LLC
     11 Stanwix Street, 18th Floor
     Pittsburgh, PA  15222

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

U.S. BANCORP FUND SERVICES, LLC               FORT PITT CAPITAL FUNDS


By:  /s/ Joe Redwine                          By: /s/ Thomas P. Bellhy
     ----------------------                      ------------------------
     Joe Redwine                                  Thomas P. Bellhy

Title: Senior Vice President                  Title:    President